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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into by and between Western Digital Corporation (the "Company") and John Coyne ("Executive"), as of the 31st day of October, 2006 ("Effective Date").

        1. EMPLOYMENT.

        The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth including but not limited to provisions governing early termination, from the Effective Date to and including January 1, 2012 ("Employment Period"). Unless Executive's employment is terminated pursuant to any early termination provision hereof or the parties mutually agree otherwise in writing, Executive's employment with the Company shall terminate without further action by either party on January 1, 2012.

        2. DUTIES.

                A. President and Chief Operating Officer. From the Effective Date until January 1, 2007, Executive shall continue to serve as President and Chief Operating Officer of the Company, and shall report to the Company's Chief Executive Officer.

                B. President and Chief Executive Officer. From January 2, 2007, through January 1, 2012, Executive shall serve as President and Chief Executive Officer of the Company. In this capacity, Executive shall report to the Board of Directors of the Company, and shall have such duties and responsibilities consistent with his position as President and Chief Executive Officer as the Board of Directors of the Company shall determine from time to time.

                C. Executive Commitment. Executive agrees to devote substantially all of his time, energy and ability to the business of the Company, subject to paragraph E of Section 3.

        3. COMPENSATION.

                A. Base Salary. From the Effective Date through January 1, 2007, the Company will pay to Executive a base salary at the rate of $650,000 per year. Effective January 2, 2007, the Company will pay to Executive a base salary at the rate of $800,000 per year. Such salary shall be earned monthly and shall be payable in periodic installments in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions.

                B. Bonus. Executive's target annual bonus each fiscal year during the Employment Period for purposes of the Company's semi-annual Incentive Compensation Plan (ICP) bonus program for such fiscal period shall be 100% of his semi-annual base salary from the Company in effect on the last day of such fiscal period. In addition, concurrent with the execution of this Agreement, Executive shall receive a Performance Cash Award, in the form attached hereto as Exhibit "A" that provides an opportunity for



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a bonus with a target amount of $1,000,000 for the July 1, 2006, through June
29, 2007, performance period and shall receive a Performance Cash Award in the form attached hereto as Exhibit "B" that provides an opportunity for a bonus with a target amount of $1,000,000 for the July 1, 2006 through June 27, 2008 performance period, the corresponding performance objectives to be determined by the Compensation Committee of the Board of Directors in its good faith discretion. In addition, while employed by the Company under this Agreement, Executive shall be eligible for and shall receive a Performance Cash Award annually under the Company's Long Term Incentive award program with a target amount of no less than $2,000,000. Each such award will be based on a 24-month performance period. The first such Performance Cash Award will be awarded in August or September 2007, and will be based on the performance period commencing on the first day of fiscal year 2008 and ending on the last day of fiscal year 2009. The parties intend that the performance objectives for such annual awards will be determined each year by mutual agreement between Executive and the Compensation Committee of the Board of Directors following good faith discussions and consideration of the Company's strategic and operational initiatives. In the event that the parties cannot reach mutual agreement, the performance objectives for the applicable award will be determined by the Compensation Committee in its good faith discretion. The other terms and conditions of such awards will be in the Company's standard form attached hereto as Exhibit "A".

                C. Retirement and Welfare Benefit Plans; Fringe Benefits. Executive (and, in the case of welfare benefit plans, his eligible dependents, as the case may be) shall be eligible for participation in the retirement, welfare, and fringe benefit plans, practices, policies and programs provided by the Company on terms consistent with those generally applicable to the Company's other senior executives and approved by the Compensation Committee of the Board of Directors.

                D. Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other senior executives of the Company.

                E. Vacation and Other Leave. From the Effective Date through December 31, 2009, Executive shall receive paid vacation in an amount determined by the Company's then-existing policies based upon Executive's years of service with the Company. For each of calendar year 2010 and 2011, Executive shall receive eight (8) weeks paid vacation. Such vacation shall be scheduled and taken in accordance with the Company's standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

                F. Modification. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Executive so long as such action is taken generally with respect to other senior executives of the Company and does not single out Executive.



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        4. RESTRICTED STOCK; OTHER EQUITY AWARDS.

                A. Restricted Stock Units. On January 31, 2007, the Company shall grant to Executive an award of 1,100,000 restricted stock units ("RESTRICTED UNITS") in the form attached hereto as Exhibit "C" provided that Executive is then employed as the President and Chief Executive Officer of the Company. Such Restricted Units shall vest as follows: (i) Ten percent of such Restricted Units shall vest on January 1, 2008; (ii) Ten percent of such Restricted Units shall vest on January 1, 2009; (iii) Thirty percent of such Restricted Units shall vest on January 1, 2010; (iv) Ten percent of such Restricted Units shall vest on January 1, 2011; and (v) Forty percent of such Restricted Units shall vest on January 1, 2012; provided, in the case of each such vesting installment and except as expressly provided otherwise in Section 5 below, that Executive has remained continuously employed by the Company through such vesting date. In the event of Executive's death after January 31, 2007, while employed by the Company, an additional number of Restricted Units shall accelerate and become vested on the date of Executive's death, with such number of additional Restricted Units equal to: (1) the total number of Restricted Units multiplied by a fraction (not greater than one), the numerator of which is the total number of calendar days during the period commencing with January 31, 2007, through and including the date of Executive's death, (but not less than 182 days) and the denominator of which is the total number of calendar days during the period commencing with January 31, 2007, through and including January 1, 2012, less (2) the total number of Restricted Units that otherwise vested on or before the date of Executive's death. The Restricted Units will be evidenced by and subject to such other and further terms and conditions as are set forth in a written restricted stock unit award agreement in the form attached hereto as Exhibit "C".

                B. Stock Options. On January 31, 2007, and in each of the four fiscal years commencing with fiscal year 2008, the Company shall grant to Executive a nonqualified stock option (the "Option(s)") to purchase a number of shares of Common Stock in the form attached hereto as Exhibit "D". The date of the Option grants subsequent to January 2007 shall be at the same time as the Company's annual grant of options to other members of senior management. If the Company is in a blackout period (pursuant to the Company's policies on trading Company securities applicable to the Company's executive officers generally) on the applicable date, the Compensation Committee of the Board of Directors may, in its discretion, delay the date of grant of the applicable Option until after such blackout period ends, in which case the Compensation Committee shall approve the grant promptly following the end of such blackout period (and the date of grant of the Option shall be the date of such approval). The number of shares of Common Stock subject to the January 31, 2007 Option will equal 120,000 (such number subject to proportionate and equitable adjustments for stock splits, stock dividends, reverse stock splits, and similar changes in capitalization). The number of shares of Common Stock subject to the subsequent Options will be determined in the good faith discretion of the Compensation Committee of the Board of Directors based on (among such other facts and circumstances the Compensation Committee may determine to be relevant in the circumstances) Executive's individual performance, the Company's performance, and market benchmark comparisons of compensation data for chief executive officers against both peer group and general industry survey data. The exercise



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price per share of the Option(s) will be equal to the fair market value
(determined consistently with the Company's Amended and Restated 2004 Performance Incentive Plan) of a share of Common Stock on the date of grant of the Option(s). The Option(s) will be evidenced by and subject to such other and further terms and conditions as set forth in a written stock option award agreement in the form attached hereto as Exhibit "D".

                C. Future Award Eligibility. Executive shall also be eligible to receive additional grants of stock options, restricted stock awards, and/or other long-term incentives, each in the good faith discretion of the Compensation Committee of the Board of Directors based on (among such other facts and circumstances the Compensation Committee may determine to be relevant in the circumstances) Executive's individual performance, the Company's performance, and market benchmark comparisons of compensation data for chief executive officers against both peer group and general industry survey data.

                D. Special Incentive Vesting and Exercisability. In the event Executive remains employed by the Company as its President and Chief Executive Officer through January 1, 2012, following the termination of Executive's employment with the Company (regardless of the reason, other than a termination by the Company for Cause (as defined in Section 5)), Executive will (i) be fully vested in any stock options granted to him by the Company during the Employment Period and Executive will have three years from the date of such termination to exercise such stock options (subject to earlier termination on the expiration of the maximum applicable term of such stock options or, as provided in the applicable agreement evidencing such options and the equity incentive plan of the Company under which they are granted, the occurrence of a change in control of the Company and similar events) and (ii) be eligible to receive a pro-rata portion of any outstanding Performance Cash Award equal to the amount that Executive would have been entitled to had he continued to be employed through the applicable payment date, multiplied by a fraction the numerator of which is the number of days in the performance period that Executive was employed by the Company and the denominator of which is the total number of days in the performance period. Any such payment(s) shall be made at the same time as amounts are paid generally with respect to the applicable performance period.

        5. TERMINATION.

                A. Death. This Agreement and Executive's employment shall terminate automatically on the death of Executive.

                B. Disability. The Company, at its option, may terminate Executive's employment upon the Disability of Executive. For purposes of this Agreement, "Disability" shall mean physical or mental incapacity that renders Executive unable to perform the normal and customary duties of employment of Executive even with a reasonable accommodation for (A) 120 days in any twelve
(12) month period or (B) for a period of ninety (90) successive days.



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                C. Cause. The Company may terminate Executive's employment for
Cause. For purposes of this Agreement, "Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Executive has engaged in or committed: (i) willful misconduct,
(ii) fraud, (iii) failure or refusal to perform the duties of Chief Operating Officer and President prior to January 2, 2007, or President and Chief Executive Officer on or after January 2, 2007, as the case may be, or (iv) a conviction of or a plea of nolo contendre to a felony.

                D. Other than Cause, Death, or Disability. The Company may terminate Executive's employment at any time, with or without cause, upon 30 days' written notice.

                E. Obligations of the Company Upon Termination.

                        (i) Cause or Disability. If Executive's employment is terminated by the Company for Cause or on account of Disability, Executive's employment shall terminate without further obligations to Executive other than for the timely payment of the sum of (i) Executive's annual base salary through the date of termination to the extent not theretofore paid and (ii) any compensation previously deferred by Executive in accordance with the Company's deferred compensation plans (together with any accrued interest or earnings thereon pursuant to the terms of the applicable plan) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"). If it is subsequently determined that the Company did not have Cause for termination under Section 5.C or Executive was not Disabled as defined in Section 5.B, then the Company's decision to terminate shall be deemed to have been made under Section 5.D, and the amounts payable under
Section 5.E(iii) shall be the only amounts Executive may receive for his termination.

                        (ii) Death. If Executive's employment is terminated on account of Executive's Death, Executive's employment shall terminate without further obligations to Executive's heirs other than for the timely payment of Accrued Obligations and the adjusted vesting of Restricted Units set forth in
Section 4.A above.

                        (iii) Other than Cause, Death, or Disability. If the Company terminates Executive's employment for other than Cause (and other than due to Executive's death or Disability) effective prior to January 1, 2012, Executive's employment shall terminate without further obligations to Executive other than:

                                (a) The Company's timely payment to Executive of
Accrued Obligations; and

                                (b) The Company's provision to Executive of the
Tier I benefits under the Company's then-existing Executive Severance Plan or, if applicable, the benefits under the Company's Amended and Restated Change of Control Severance Plan, provided that Executive satisfies all of the terms and conditions of the applicable



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plan (including in the case of the Executive Severance Plan, but not limited to the condition that Executive execute a general release in a form acceptable to the Company).

                                (iv) Expiration. Upon the expiration of this
Agreement, Executive's employment shall terminate without further obligations to Executive other than (i) the timely payment of Accrued Obligations, (ii) any benefits or amounts due under Section 4(D) above, and (iii) eligibility to receive an ICP bonus with respect to the first half of fiscal year 2012 in such amount and at such time as ICP bonuses, if any, are determined on a Company-wide basis.

                F. Exclusive Remedy. Executive agrees that the payments and benefits contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

        6. CONFIDENTIALITY AND INVENTION.

        Executive has previously executed an Employee Invention and Confidentiality Agreement ("Invention Agreement"), dated March 3, 1997, which is incorporated herein as if fully set forth. In the event of an inconsistency between a provision of this Agreement and a provision of the Invention Agreement, the provision of this Agreement controls.

        7. NON-INTERFERENCE.

        Executive promises and agrees that during the term of this Agreement, and for a period of twenty-four (24) months thereafter, he will not influence or attempt to influence any customer, supplier, or distributor of the Company to alter or reduce its business relationship with the Company.

        8. LITIGATION ASSISTANCE.

        Executive agrees to cooperate with the Company in any actual or threatened litigation that arises against or brought by the Company at any time during or after the Employment Period, including but not limited to participating in interviews with the Company's counsel to assist the Company in any such litigation.

        9. ARBITRATION.

        Any controversy arising out of or relating to Executive's employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from ADR Services, Inc., and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be



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sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment.

        10. SUCCESSORS.

                A. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

                B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

        11. WAIVER.

        No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

        12. MODIFICATION.

        This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

        13. SAVINGS CLAUSE.

        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

        14. COMPLETE AGREEMENT.

        This Agreement (and all other agreements, exhibits, and schedules referred to in this Agreement, including without limitation the Invention Agreement) constitutes and contains the entire agreement and final understanding concerning Executive's employment with the Company and the other subject matters addressed herein between



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the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. Notwithstanding the foregoing, this Agreement shall not supersede and replace the Letter Agreement dated May 25, 2005 between Executive and Western Digital Technologies, Inc. This is a fully integrated agreement.

        15. GOVERNING LAW.

        This Agreement shall be deemed to have been executed and delivered within the County of Orange, State of California and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

        16. CONSTRUCTION.

        Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        17. COMMUNICATIONS.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at Western Digital Corporation, 20511 Lake Forest Drive, Lake Forest, California 92630, or addressed to the Company at: Western Digital Corporation, Attn. Corporate Secretary, 20511 Lake Forest Drive, Lake Forest, California 92630. Either party may change the address at which notice shall be given by written notice given in the above manner.

        18. EXECUTION AND EFFECTIVE DATE.

        This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. Notwithstanding any earlier execution of this Agreement by the Company and/or John Coyne, this Agreement will be effective as of the date that the Company and Arif Shakeel, the Company's current Chief Executive Officer, enter into an amendment of Mr. Shakeel's Employment Agreement providing for the appointment of Mr. Shakeel to the position of Special Advisor to the Chief Executive Officer, effective as of January 2, 2007.


                       [Signatures on the following page.]



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        In witness whereof, the parties hereto have executed this Agreement as of the date first above written.


                             THE COMPANY:


                             By: /s/ Arif Shakeel
                                -----------------------------------------

                             Name:  Arif Shakeel

                             Title: Chief Executive Officer


                             EXECUTIVE:

                             /s/ John Coyne
                             --------------------------------------------
                             John Coyne



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